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                            August 11, 2020

       Kathryn Mikells
       Chief Financial Officer
       Diageo plc
       Lakeside Drive, Park Royal
       London NW10 7HQ, England

                                                        Re: Diageo plc
                                                            Registration
Statement on Form F-3
                                                            Filed August 7,
2020
                                                            File No. 333-242234

       Dear Ms. Mikells:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing